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EXHIBIT 12(b)


            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
 COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                 AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (dollars in millions)

                                                                    Three
                                                                    Months
                                                                    Ended
                                       Year Ended December 31,     March 31,
                           1992     1993     1994     1995    1996     1997
Earnings:
 1. Income before
     income taxes and
     cumulative effect
     of accounting
     changes              $  906  $1,550   $  869   $  311  $  872    $ 241
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 13)       3,099    3,148    3,884    5,095   5,426    1,345
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates       40       30       45       28      30       (5)
 4. Earnings including
     interest on deposits 3,965    4,668    4,708    5,378   6,268    1,591
 5. Less: Interest on
           deposits       1,119    1,013      965    1,360   1,355      396
 6. Earnings excluding
     interest on deposits$2,846   $3,655   $3,743   $4,018  $4,913  $ 1,195

Preferred Stock Dividend Requirements:
 7. Preferred stock dividend
     requirements        $   30   $   23   $   28   $   51  $   51      $13
 8. Ratio of income from
     continuing operations
     before income taxes to
     income from continuing
     operations after income
     taxes                  142%     145%     141%    145%     142%     143%
 9. Preferred stock dividend
     requirements on a pretax
     basis               $   43   $   33   $   39   $   74  $   72     $ 19

Fixed Charges:
10. Interest Expense     $3,072   $3,122   $3,858   $5,069  $5,400   $1,337
11. Estimated interest
     component of net
     rental expense          27       26       26       26      26        7
12. Amortization of debt
     issuance expense         -        -        -        -       -        1
13. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest 3,099    3,148    3,884    5,095   5,426    1,345
14. Add: Capitalized
          interest            -        -        -        -       -        -
15. Total fixed charges   3,099    3,148    3,884    5,095   5,426    1,345
16. Add: Preferred stock
          dividend require-
          ments - pretax
          (Line 9)           43       33       39       74      72       19








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17. Total combined fixed
     charges and preferred
     stock dividend require-
     ments on a pretax
     basis                3,142    3,181    3,923    5,169   5,498    1,364
18. Less: Interest on
           deposits
           (Line 5)       1,119    1,013      965    1,360   1,355      396

19. Combined fixed charges
     and preferred stock
     dividend requirements
     on a pretax basis
     excluding interest on
     deposits            $2,023   $2,168   $2,958   $3,809  $4,143     $968

Consolidated Ratios of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividend Requirements:
  Including interest on
   deposits
   (Line 4/Line 17)        1.26     1.47     1.20     1.04    1.14     1.17
  Excluding interest on
   deposits
   (Line 6/Line 19)        1.41     1.69     1.27     1.05    1.19     1.23

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